UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2017

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-36214	04-2902449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 263-2900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2017, Hologic, Inc. (“Hologic” or the “Company”) completed a private placement of $350 million aggregate principal amount of its 4.375% Senior Notes due 2025 (the “2025 Notes”) at an offering price of 100% of the aggregate principal amount of the 2025 Notes. The 2025 Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The 2025 Notes are general senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain domestic subsidiaries of Hologic (the “Guarantors”).

The 2025 Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 10, 2017, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee. The 2025 Notes mature on October 15, 2025 and bear interest at the rate of 4.375% per year, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2018.

The Indenture contains covenants which limit, among other things, the ability of the Company and the Guarantors to create liens and engage in certain sale and leaseback transactions. These covenants are subject to a number of important exceptions and qualifications.

The Company may redeem the 2025 Notes at any time prior to October 15, 2020 at a price equal to 100% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium set forth in the Indenture. The Company may also redeem up to 35% of the aggregate principal amount of the 2025 Notes with the net cash proceeds of certain equity offerings at any time and from time to time before October 15, 2020, at a redemption price equal to 104.375% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date. On or after October 15, 2020, the Company may redeem the 2025 Notes at redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, if the Company undergoes a change of control coupled with a decline in ratings, as provided in the Indenture, the Company will be required to make an offer to purchase each holder’s 2025 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture also contains certain customary events of default, including among others, failure to pay interest on the 2025 Notes that continues for a period of 30 days after payment is due, failure to pay the principal of, or premium, if any, on the 2025 Notes when due upon maturity, redemption, required repurchase, acceleration or otherwise, failure to comply with certain covenants and agreements, and certain events of bankruptcy or insolvency. An event of default under the Indenture will allow the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding 2025 Notes to declare to be immediately due and payable the principal amount of all such 2025 Notes then outstanding, plus accrued but unpaid interest to the date of acceleration, or in the case of events of default involving bankruptcy or insolvency, such principal amount plus interest of all the 2025 Notes shall become automatically due and payable immediately without any further action or notice.

As previously disclosed, Hologic intends to use the net proceeds of the 2025 Notes, plus available cash, to repurchase all of its outstanding convertible notes in privately negotiated transactions, through one or more tender offers, by exercise of its redemption rights, through a holder’s exercise of its put rights, or by making a cash settlement election upon conversion. The Company’s election to redeem or repurchase the convertible notes, and/or make an all cash settlement election on conversion of the convertible notes will be in the Company’s sole discretion, based upon existing market and business conditions at the time of such determination. Pending application of the net proceeds, the Company may use the net proceeds to repay a portion of the outstanding amounts borrowed under its revolver (which the Company intends to re-borrow to make repurchases or cash settlements as described above) and the Company may invest the net proceeds in short-term securities. Net proceeds may also be used for working capital and for other general corporate purposes.

The description above is a summary of the terms of the 2025 Notes and the Indenture. This description does not purport to be complete and it is qualified in its entirety by reference to the documents themselves. A copy of the Indenture (including the forms of 2025 Notes) is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture dated October 10, 2017, by and among Hologic, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 4.375% Senior Note due 2025 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2017	HOLOGIC, INC.

	By:	/s/ Robert W. McMahon
Robert W. McMahon
Chief Financial Officer